Exhibit 99.1

Company PR Contact:	Investor Relations Contact:
Alysia Lee	Kirsten Chapman / Cathy Mattison
Axesstel, Inc.	Lippert / Heilshorn & Associates
+1-858.625.2100 X310	+1-415.433.3777
alee@axesstel.com	cmattison@lhai.com

Axesstel Appoints Richard M Gozia, Industry and Finance Expert, to Board of Directors

- Names Osmo Hautanen Chairman of the Board -

San Diego, CA – Feb. 17, 2009 – Axesstel, Inc. (AMEX: AFT), a leader in the design and development of fixed wireless voice and broadband data products, appointed Richard M. Gozia, 64, to its board of directors effective February 11, 2009. With the addition of Gozia, Axesstel’s board returns to five members. Osmo Hautanen has been appointed chairman.

Commenting on the appointment of Gozia, Clark Hickock, CEO of Axesstel, said, “We are fortunate to have attracted such a highly-qualified candidate. Dick’s industry, financial, and board experience will be invaluable to Axesstel as we continue to expand our sales and customer base in the emerging and developed markets. Dick possesses a strong leadership track record, having successfully led CellStar Corporation, a global wireless phone product distribution company, from under $900 million to over $2.3 billion in three and one-half years. We are delighted to welcome Dick to our board, I am confident his contribution will benefit Axesstel.”

Gozia will serve as the chair of the Audit Committee and a member of the Compensation Committee. He is a financial expert and is an independent director under applicable SEC and American Stock Exchange rules.

Gozia stated, “With its expanding range of products and growing regional based sales teams, Axesstel is well positioned in the markets its serves. I am impressed with the progress that management has made in implementing a turnaround over the past year, and the improvement in the company’s operating results and financial position. I am excited to join Axesstel’s board and look forward to contributing to its success in many areas.”

AXESSTEL APPOINTS RICHARD M. GOZIA TO BOARD OF DIRECTORS	pg. 2

In his 39 year career, Gozia has held many leadership positions, including chief executive officer, chief financial officer and chief operating officer for six companies. Most recently, he was CEO of Fenix Companies, a wholly owned holding company of Union Pacific Corporation. In addition, he served as president and COO of CellStar Corporation, a wireless phone products distributor with operations in North and South America, Europe and Asia, and prior to that he served as CFO and executive vice president of SpectraVison, Inc.; CEO of Wyatt Cafeterias, Inc.; CFO and vice president of Harte-Hanks Communications; and vice president and chief accounting officer of Campbell Taggart, Inc. Gozia currently serves as a director on the board of DGSE Companies, Inc.

Axesstel has also appointed Osmo Hautanen as chairman of the Board. Hautanen, who has served as a director of the company since November 2005, has an extensive background in the wireless communications industry. He has served as chief executive officer of Magnolia Broadband, Inc., a fabless semiconductor-design company for the cellular communications industry, since 2004. Prior to that, he served in leadership positions with Philips Consumer Communications group, Formus Communications, and Nokia.

About Axesstel, Inc.

Axesstel (AMEX:AFT) is a recognized industry leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s best in class product portfolio includes broadband modems, 3G gateways, security devices, voice/data terminals, fixed wireless desktop phones and public call office phones for high-speed data and voice calling services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California with a research and development center in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

© 2009 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.